EXHIBIT 21(a)

                SUBSIDIARIES OF HORNBECK OFFSHORE SERVICES, INC.

Hornbeck Offshore Operators, Inc.

Hornbeck Offshore (GP-1984) Inc.

Hornbeck Offshore (1984) Corporation

Hornbeck Offshore (1989) Corporation

Hornbeck Offshore (1991) Corporation

Hornbeck Offshore (1991-II) Corporation

Hornbeck Offshore (1992) Corporation

Hornbeck Offshore (1992-II) Corporation

Hornbeck Offshore (1992-III) Corporation

Hornbeck Offshore (1992-IV) Corporation

Hornbeck Offshore (1992-V) Corporation

Hornbeck Holdings (1992) Corporation

Hornbeck Offshore (1993) Corporation

Hornbeck Offshore (1994-I) Corporation

Hornbeck Offshore (1994-II) Corporation

Hornbeck Offshore (1994-III) Corporation

Hornbeck Offshore (1994-IV) Corporation

Hornbeck North Sea Safety, Inc.

Point Marine, Inc.

T. Benetee Corporation


     Each of the above subsidiaries is a Delaware corporation except for Point Marine, Inc., which is a Louisiana corporation.